Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 30, 2015 relating to the financial statements of Tantech Holdings Ltd. for the years ended December 31, 2014 and 2013, which appears in annual report on Form 20-F of Tantech Holdings Ltd.

/s/Friedman LLP

New York, New York

July 23, 2015